                                  This filing is made pursuant to Rule 424(b)(1)
                                                with Registration No. 333-121251

PROSPECTUS SUPPLEMENT
(to Prospectus dated January 10, 2005)

                                10,000,000 SHARES

                    [VION PHARMACEUTICALS, INC LOGO OMITTED]

                                  COMMON STOCK
                                 $3.25 PER SHARE

We are offering up to 10,000,000 shares of our common stock through the placement agents to one or more selected institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The placement agents are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the shares offered. The common stock will be purchased at the negotiated price of $3.25 per share.

Our common stock is listed on the Nasdaq SmallCap Market(SM) under the symbol
"VION." On January 25, 2005, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $3.69 per share.

        INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
               BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                                                                   PER SHARE       TOTAL
                                                                 -------------------------------

Price to the public                                                 $3.25        $32,500,000
Placement agent and other fees                                      $.2077       $2,076,750
Proceeds, before expenses, to Vion Pharmaceuticals, Inc.            $3.0423      $30,423,250

Pursuant to an escrow agreement between us, the placement agents and an escrow agent, the funds received in payment for the shares sold in this offering will be held in a non-interest bearing escrow account until jointly released by us and the placement agents on the date the shares are delivered to the purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       -----------------------------------

CIBC WORLD MARKETS                                      LEERINK SWANN & COMPANY

                 The date of this prospectus is January 26, 2005

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

                               -------------------

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in any of these documents. The information contained in these documents is accurate only as of the date of each document, as the case may be, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may change after the date set forth in each document in which the information is presented.

                               -------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying base prospectus, which provides general information, some of which may not apply to this offering; and (b) this prospectus supplement, which provides the specific details regarding this offering. Generally, references to this "prospectus" refer to both documents, the base prospectus and prospectus supplement together. Additional information is incorporated by reference in this prospectus. See "Where You Can Find More
Information."

To the extent that information in the prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference contain some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. When used in these documents, the words "estimate," "project," "believe," "anticipate,"
"intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, as the case may be. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $30,023,250. "Net proceeds" is what we expect to receive after deducting the placement agent and other fees and other expenses of the offering.

We intend to use the net proceeds from the sale of the common stock to fund preclinical and clinical development activities, including funding clinical trials of our anticancer agents CLORETAZINETM (VNP40101M) and Triapine(R), payments to contract manufacturers for product production, and preclinical evaluation of KS119 and other anticancer compounds and technologies, as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds.

                                      S-2

                                    DILUTION

Our net tangible book value as of September 30, 2004 was approximately
$40,353,541, or $0.73 per share of common stock. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net tangible book value on September 30, 2004 would have been $70,376,791 or $1.08 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

         o  An increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds."

         o  The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book value of $0.35 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Public offering price per share................................................                      $3.25
Net tangible book value per share as of September 30, 2004.....................      $0.73
Increase in net tangible book value per share attributable to the offering.....      $0.35
Pro forma net tangible book value per share as of September 30, 2004 after
     giving effect to the offering.............................................                      $1.08
                                                                                                      ----
Dilution per share to new investors in the offering............................                      $2.17
                                                                                                     =====

This table is based on the number of outstanding shares as of September 30, 2004 and does not include the following:

         o  4,616,078 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2004 at a weighted average exercise price of $4.67 per share; and

         o  9,825,670 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2004, with 1,192,349 of these warrants exercisable at a price of $2.20, 4,761,858 of these warrants exercisable at a price of $2.50, 3,663,463 of these warrants exercisable at a price of $3.25 and 208,000 of these warrants exercisable at a price of $6.00.

                                      S-3

                              Plan of Distribution

We have entered into a placement agency agreement with the placement agents named below. CIBC World Markets Corp. and Leerink Swann & Company have agreed to act as placement agents for the sale of the 10,000,000 shares of our common stock. The placement agents are not purchasing or selling any shares by this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the shares, but have agreed to use reasonable efforts to arrange for the sale of all
10,000,000 of the shares.

The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel.

The placement agents propose to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying base prospectus through direct purchase agreements between the purchasers and us. Assuming the sale of 10,000,000 shares, we will pay the placement agents a total commission of $1,478,750 in connection with the sales of shares of common stock. In addition, we will pay another broker dealer an aggregate of $598,000 relating to services rendered by the broker dealer in prior securities offerings by us.

The following table shows the per share and total commissions we will pay to the placement agents and the total of the other fees that we will pay to another broker dealer in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying base prospectus, assuming the purchase of all of the shares offered hereby.

    Per share placement agent commissions and other fees..............$.2077
    Maximum Offering Total........................................$2,076,750

We have previously paid an aggregate of $75,000 to CIBC World Markets Corp. for other investment banking services.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions and other fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser's obligation to purchase shares is subject to conditions set forth in the purchase agreement as well, which also may be waived.

It is expected that the sale of up to 10,000,000 shares will be completed on
January 28, 2005. We estimate the total expenses of this offering which will be payable by us, excluding the commissions and other fees, will be approximately
$400,000.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agents may be required to make in respect thereof.

The placement agency agreement with CIBC World Markets Corp. and Leerink Swann &
Company is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

In order to facilitate the offering of the common stock, the placement agents may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The

                                      S-4

placement agents are not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agents make any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on The Nasdaq SmallCap Market or otherwise.

We and our officers and directors have agreed to a 90-day "lock up" with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. Notwithstanding the foregoing, if (x) during the last 17 days of such 90 day period we issue an earnings release or material news or a material event relating to the company occurs; or (y) prior to the expiration of the 90 day period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period;
the restrictions imposed shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the company is compliant under Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

The transfer agent for our common stock is American Stock Transfer and Trust
Company.

Our common stock is traded on The Nasdaq SmallCap Market under the symbol
"VION."

                                  LEGAL MATTERS

Fulbright & Jaworski L.L.P., New York, New York, will pass upon the validity of the securities offered hereby and some other legal matters on behalf of Vion.
The placement agents have been represented by Skadden, Arps, Slate, Meagher &
Flom LLP, New York, New York.

                                     EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus.
Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This

                                      S-5

means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.
This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or
15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

         o  Our annual report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 to our annual report on Form 10-K/A, filed on May 5, 2004 and Amendment No. 2 to our annual report on
            Form 10-K/A, filed on May 25, 2004;

         o  Our quarterly reports on Form 10-Q for the quarters ended March 31,
            2004, June 30, 2004 and September 30, 2004;

         o  Our proxy statement filed on May 20, 2004;

         o  Our current reports on Form 8-K filed on January 15, 2004, January
            20, 2004, February 6, 2004, February 11, 2004, March 5, 2004, March
            8, 2004, March 11, 2004 and March 15, 2004 (including Amendment No.
            1 thereto on Form 8-K/A filed on March 18, 2004), March 29, 2004,
            May 13, 2004, June 1, 2004, June 7, 2004, August 10, 2004, August
            16, 2004, September 24, 2004, October 15, 2004, October 15, 2004
            (including Amendment No. 1 thereto on Form 8-K/A filed on October
            27, 2004 and Amendment No. 2 thereto on Form 8-K/A filed on November
            9, 2004), November 8, 2004, December 14, 2004, January 6, 2005,
            January 10, 2005 and January 21, 2005;

         o  The rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our Current Report on Form 8-K filed on October 26, 1998, as amended on August 16, 2004; and

         o  Our registration statement on Form 8-A, filed on October 26, 1998, as amended by Amendment No. 1 thereto on Form 8-A/A, filed on August
            16, 2004.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511,
Attention: Investor Relations, Telephone: (203) 498-4210.

                                      S-6

PROSPECTUS

Vion Pharmaceuticals, Inc.

$75,000,000

Common Stock
Warrants to Purchase Common Stock

Vion Pharmaceuticals, Inc. is offering securities of up to an aggregate of $75,000,000.

From time to time, we may offer shares of our common stock and warrants to purchase shares of our common stock in one or more offerings up to a maximum aggregate offering price of $75,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide the specific terms of these securities and the specific terms of the offering in a supplement to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

We will sell the securities to underwriters or dealers, through agents, or directly to investors.

Our common stock is listed on the Nasdaq SmallCap MarketSM under the symbol "VION." On January 6, 2005, the last sale price of our common stock was $4.38 per share.

Investing in these securities involves a high degree of risk. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 10, 2005.

i

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell shares of our common stock and warrants to purchase shares of our common stock, alone or in any combination, in one or more offerings up to an aggregate offering price of $75 million. This prospectus provides you with a general description of the securities we may offer and the types of offerings we may make of those securities. Each time we offer any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities and that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under "Where You Can Find More Information" before buying securities in this offering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

•	Our amended annual report on Form 10-K/A for the year ended December 31, 2003, filed on May 5, 2004, as amended by Amendment No. 2 to our annual report on Form 10-K/A, filed on May 25, 2004;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Our current reports on Form 8-K filed on January 15, 2004, January 20, 2004, February 6, 2004, February 11, 2004, March 5, 2004, March 8, 2004, March 11, 2004 and March 15, 2004 (including Amendment No. 1 thereto on Form 8-K/A filed on March 18, 2004), March 29, 2004, May 13, 2004, June 1, 2004, June 7, 2004, August 10, 2004, August 16, 2004, September 24, 2004,October 15, 2004, October 15, 2004 (including Amendment No. 1 thereto on Form 8-K/A filed on October 27, 2004 and Amendment No. 2 thereto on Form 8-K/A filed on November 9, 2004), November 8, 2004, December 14, 2004 and January 6, 2005;

•	The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, dated July 31, 1995;

•	The rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our Current Report on Form 8-K filed on October 26, 1998, as amended on August 16, 2004; and

•	Our registration statement on Form 8-A, filed on October 26, 1998, as amended by Amendment No. 1 thereto on Form 8-A/A, filed on August 16, 2004.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Investor Relations, Telephone: (203) 498-4210.

SUMMARY

You should read this entire prospectus, including the section entitled "Risk Factors," and any prospectus supplement, as well as the documents incorporated by reference from our other filings with the SEC, carefully before making an investment decision.

Our Company

We are a development stage company engaged in the development of novel therapeutics for the treatment of cancer. For the years ended December 31, 2003, 2002 and 2001, we spent $9.7 million, $10.5 million and $12.5 million, respectively, on research, development and clinical activities.

Our portfolio of potential products consists of two distinct small molecule anticancer agents in clinical development and additional small molecules and a drug delivery system in preclinical development. 'Preclinical development' or 'preclinical studies' indicate that the product candidates selected for development are being evaluated for potency, specificity, manufacturability and pharmacologic activity in vitro, or cell culture, and in vivo, or animal, models. 'Clinical development' involves a three-phase process. 'Phase I' indicates safety and proof-of-concept testing and determination of the maximum tolerated dose in a limited patient population. 'Phase II' indicates safety, dosing and activity testing in a limited patient population. 'Phase III' indicates safety, dosing and efficacy testing in a large patient population.

Potential Products in Clinical Development:

•	CLORETAZINE™ (VNP40101M) is a sulfonylhydrazine alkylating (DNA-damaging) agent. We are evaluating CLORETAZINE™ (VNP40101M) in a Phase II single agent trial in acute myelogenous leukemia (AML) and myelodysplastic syndromes and a Phase I combination trial with temozolomide in hematologic malignancies. In March 2004, we announced that CLORETAZINE™ (VNP40101M) was designated as a fast track program by the U.S. Food and Drug Administration (FDA) in relapsed or refractory AML. In May 2004, we announced the initiation of a Phase II trial of CLORETAZINE™ (VNP40101M) in adult patients with recurrent gliomas (brain cancer) under an investigator's Investigational New Drug Application (IND). In October 2004, we received orphan drug designation from the FDA for CLORETAZINE™ (VNP40101M) in AML. We plan to start a randomized double-blind placebo-controlled Phase III trial of CLORETAZINE™ (VNP40101M) and Ara-C in AML in the first quarter of 2005.

•	Triapine® inhibits the enzyme ribonucleotide reductase, and therefore prevents the replication of tumor cells by blocking a critical step in DNA synthesis. We are evaluating Triapine in a Phase II trial in combination with gemcitabine in pancreatic cancer. Triapine is also being evaluated in additional Phase I and Phase II single agent and combination clinical trials sponsored by the National Cancer Institute (NCI).

Potential Products in Preclinical Development:

•	KS119, an additional cytotoxic (cell damaging) compound from the sulfonylhydrazine class, has been demonstrated in preclinical studies to be highly selective for hypoxic (poorly oxygenated) cells which are found in tumors and are often hard to treat with conventional anticancer agents. We are evaluating KS119 in preclinical studies.

•	Heterocyclic hydrazones are anticancer compounds that have demonstrated potent anti-tumor effects in preclinical studies. The mechanisms of action for these compounds are unidentified at this time but appear to be unlike any commercially available anticancer agents that we know of. In December 2003, we entered into an exclusive research collaboration and option agreement related to these compounds and we are now evaluating heterocyclic hydrazones in preclinical studies.

•	TAPET® (Tumor Amplified Protein Expression Therapy), our drug delivery system using modified Salmonella bacteria, is designed to deliver anticancer agents directly to solid tumors. Our first generation TAPET bacteria, VNP20009, was previously evaluated in Phase I trials. Based on the clinical evidence provided by VNP20009, we developed two second-generation TAPET vectors designed for improved colonization of human tumors. Both of these vectors were evaluated in veterinary clinical trials in dogs with spontaneous tumors. In September 2004, we announced that we were seeking a partner to assist with the further development of TAPET.

Our product development programs are based on technologies that we license from Yale University and other cancer research centers. Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer therapeutics and technologies through in-house preclinical and clinical development and through collaboration with academic institutions. Second, depending on financial and pharmaceutical market conditions and required resources, we determine the best method and/or partnership to develop, and eventually market, our products.

We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995 we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996 we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210. Our website address is www.vionpharm.com. The information on our website is not part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock and warrants to purchase shares of our common stock, with a total offering price of up to $75 million from time to time under this prospectus at prices and on terms to be determined by our Board of Directors based on market conditions at the time of offering. We may issue warrants independently or together with common stock and in one or more series from time to time. This prospectus provides you with a general description of the securities we may offer, including certain general features of the warrants. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, as well as the aggregate offering price of any securities we offer.

If we issue warrants, complete warrant agreements, and warrant certificates containing the specific terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from an amendment to the registration statement or reports we file with the SEC.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under "Risk Factors" in both this prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and the applicable prospectus supplements could decline, and you might lose all or part of your investment.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

We will need to raise substantial additional capital to fund operations and complete our product development. As of September 30, 2004, we had approximately $44.0 million in cash and cash equivalents to fund our operations and continue our product development. We will not have an approved and marketable product for the foreseeable future. Accordingly, we will need to raise substantial additional capital to have sufficient capital to fund our operations in 2006 and beyond.

We may not get funding when we need it or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities, clinical studies or future operations. We might have to license our technology to others. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

The amount of capital we may need depends on many factors, including:

•	the progress, timing and scope of our product development programs;

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

•	the time and cost necessary to develop sales, marketing and distribution capabilities;

•	our ability to enter into and maintain collaborative, licensing and other commercial relationships; and

•	our partners' commitment of time and resource to the development of our products.

We have limited access to the capital markets and, if we can raise additional funding, stockholders may experience extreme dilution.

We have limited access to the capital markets to raise capital. The capital markets have been unpredictable in the past, especially for drug development companies and unprofitable companies such as ours. In addition, it is difficult to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control, such as the share price of our stock and its trading volume. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our technology licenses, relationships with key suppliers, results of operations, financial condition and our continued viability will be materially adversely affected.

To the extent we encounter additional opportunities to raise cash, we would likely sell additional equity or debt securities. Due to our current stock price and market conditions, and the amount of capital we need, any such debt or equity securities are likely to be sold at relatively low prices, including prices which are below the market prices of our stock, and may have substantial rights to control the Company. For example, in our private placement in June 2003, shares of common stock were sold at $1.30 per share which was approximately 64% of market price at the time. Stockholders are likely to experience extreme dilution as well as subordination of their rights. We do not have any contractual restrictions on our ability to incur debt. Any indebtedness could contain covenants that restrict our operations.

If we continue to incur operating losses, we may be unable to continue our operations.

We have incurred losses since inception. As of September 30, 2004, we had an accumulated deficit of approximately $126.5 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research, development and clinical trials of product candidates. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.

If we do not obtain regulatory approval for our products, we will not be able to sell our products and the value of our company and our financial results will be harmed.

We cannot sell or market our drugs without regulatory approval. If we cannot obtain regulatory approval for our products, the value of our company and our financial results will be harmed. In the United States, we must obtain approval from the U.S. Food and Drug Administration, or FDA, for each drug that we intend to sell. The current status of our potential products is as follows:

•	CLORETAZINETM (VNP40101M) is in a Phase II trial as a single agent and in a Phase I trial in combination with temozolomide;

•	Triapine® is being evaluated in a Phase II clinical trial in combination with gemcitabine in pancreatic cancer. The National Cancer Institute is also sponsoring additional Phase I and Phase II trials of Triapine as a single agent and in combination with standard chemotherapies; and

•	Heterocyclic hydrazones and KS119 are being evaluated in preclinical studies.

If and when we complete the several phases of clinical testing for each drug candidate, we will submit our test results to the FDA. The FDA review may generally take up to two years after submission and approval is not assured. Foreign governments also regulate drugs distributed outside the United States. A delay in obtaining regulatory approvals for any of our drug candidates will also have a material adverse effect on our business.

If our drug trials are delayed or achieve unfavorable results, we will not be able to obtain regulatory approvals for our products.

We must conduct extensive testing of our product candidates before we can obtain regulatory approval for our products. We need to conduct human clinical trials. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the drug or dose, or abandon the drug development project. In such circumstances, we would not be able to obtain regulatory approval on a timely basis, if ever.

Factors that can cause delay or termination in our clinical trials include:

•	slow patient enrollment;

•	long treatment time required to demonstrate safety and effectiveness;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested; and

•	lack of sufficient funds.

If the testing or use of our potential products harms people, we could be subject to costly and damaging product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products. These risks are particularly inherent in human trials of our proposed products. Unacceptable side effects may be discovered during preclinical and clinical testing of one or more of our potential products. Side effects and other liability risks could give rise to viable product liability claims against us. While we have obtained insurance coverage for patients enrolled in clinical trials, we may not be able to maintain this insurance on acceptable terms, insurance may not provide adequate coverage against potential liabilities and we may need additional insurance coverage for expanded clinical trials and commercial activity. As a result, product liability claims, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations. If the side effects are determined to be unacceptable, we will not be able to commercialize our products.

If we are found to be infringing on patents or trade secrets owned by others, we may be forced to cease or alter our drug development efforts, obtain a license to continue the development or sale of our products, and/or pay damages.

Our manufacturing processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As the drug development industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel.

We rely on confidentiality agreements to protect our trade secrets. If these agreements are breached by our employees or other parties, our trade secrets may become known to our competitors.

We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, our competitors may obtain and use our trade secrets to gain a competitive advantage over us. We may not have any remedies against our competitors and any remedies that may be available to us may not be adequate to protect our business and compensate us for the damaging disclosure. In addition, we may have to expend resources to protect our interests from possible infringement by others.

If we fail to recruit and retain key personnel, our research and development programs may be delayed.

We are highly dependent upon the efforts of our senior management and scientific personnel, particularly, Alan Kessman, our chief executive officer and director; Howard B. Johnson, our president and chief financial officer; Ann Cahill, our vice president, clinical development and Ivan King, Ph.D., our vice president, research and development. There is intense competition in the drug development industry for qualified scientific and technical personnel. Since our business is very technical and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business, particularly in light of our need to raise substantial additional financing in order to continue our operations in 2006 and beyond. We have no key man insurance policies on any of the officers listed above and we only have an employment agreement with Mr. Kessman. If we lose the services of our management and scientific personnel or fail to recruit other scientific and technical personnel, our research and product development programs will be significantly and detrimentally affected.

We face intense competition in the market for anticancer products, and if we are unable to compete successfully, our business will suffer.

Numerous pharmaceutical and biotechnology companies have publicly announced their intention to develop drugs that target the replication of tumor cells including, in some instances, the development of agents which are alkylating agents similar to our compound CLORETAZINETM (VNP40101M) and agents which target ribonucleotide reductase similar to our compound Triapine®. These companies include, but are not limited to, Bristol-Myers Squibb Company, Pfizer Inc., Chiron Corporation, Amgen Inc., Genentech Inc., ImClone Systems Inc., OSI Pharmaceuticals, Inc., Lorus Therapeutics Inc., AstraZeneca PLC, Schering-Plough Corporation and Eli Lilly and Company. These and other large pharmaceutical companies have substantially greater financial and other resources and development capabilities than we do and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

If our corporate partners, licensors, licensees, collaborators at research institutions, contract research organizations and others do not conduct activities in accordance with our arrangements, our research and development efforts may be delayed.

Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We currently depend on the following third parties:

•	The National Cancer Institute (NCI) with respect to clinical development of Triapine in Phase I and Phase II combination trials;

•	Yale University, or Yale, for collaborative research and for technologies that are licensed by them to us;

•	Beijing Pason Pharmaceuticals, Inc. for the development of Triapine in the People's Republic of China, Hong Kong, Macao and Taiwan;

•	Duke University Comprehensive Cancer Center for clinical development of CLORETAZINETM (VNP40101M) in adult patients with recurrent gliomas (brain cancer) under an investigator's IND;

•	Healthcare facilities in the United States and other countries to perform human clinical trials of our products;

•	Clinical research organizations in the United States and other countries to monitor and collect data related to human clinical trials; and

•	Contract manufacturers to produce limited quantities of our products for use in preclinical and clinical activities.

If the third parties do not conduct activities in accordance with the arrangements we have with them, our research and development efforts may be delayed. We may also rely on other collaborative partners to obtain regulatory approvals and to manufacture and market our products. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

If Yale does not conduct research relating to products we would like to pursue, we may never realize any benefits from our funding provided to Yale.

Through September 30, 2004, we have paid approximately $10.0 million to Yale for research funding. We have agreed to pay an additional $300,000 to support the research activities of one of our directors, an affiliate of Yale, through March 31, 2006. We may continue to support certain research projects at Yale. We generally do not have the right to control the research that Yale is conducting with our funding, and our funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

Even if we obtain regulatory approval for our products, we currently lack the ability and resources to commercialize the products.

If our products are approved for sale by regulatory authorities, we will need to develop manufacturing and marketing capability or make arrangements with third parties to manufacture, distribute and sell our products. We do not currently have and are not seeking arrangements for manufacturing or marketing products on a commercial basis.

If environmental laws become stricter in the future, we may face large capital expenditures in order to comply with environmental laws.

We cannot accurately predict the outcome or timing of future expenditures that we may be required to expend to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. To date, we have not incurred significant costs and are not aware of any significant liabilities associated with our compliance with federal, state and local laws and regulations. However, environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and may face large capital expenditures to comply with environmental laws. We have limited capital and are uncertain whether we will be able to pay for significantly large capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, the Environmental Protection Agency and the Nuclear Regulatory Commission regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

We may expand our business through new acquisitions that could disrupt our business, harm our financial condition and may also dilute current stockholders' ownership interests in our company.

Our business strategy includes expanding our products and capabilities, and we may seek acquisitions to do so. Acquisitions involve numerous risks, including:

•	substantial cash expenditures;

•	potentially dilutive issuance of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management's attention away from other business concerns;

•	risks of entering markets in which we have limited or no direct experience; and

•	the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our stock, which could dilute current stockholder's ownership interest in our company.

If the price of our common stock declines to below $1.00 per share, our shares could be delisted from the Nasdaq SmallCap MarketSM.

If the price of our common stock declines below $1.00 per share, we may fail to meet Nasdaq's maintenance criteria, which may result in the delisting of our common stock from the Nasdaq SmallCap MarketSM. In such event, trading, if any, in our common stock may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to the sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell our securities, which may materially affect the ability of stockholders to sell our securities in the secondary market.

A delisting from the Nasdaq SmallCap MarketSM will also make us ineligible to use Form S-3 to register shares of our common stock with the Securities and Exchange Commission, thereby making it more difficult and expensive for us to register our common stock and raise additional capital. We would also incur additional costs under state blue-sky laws to sell equity if we are delisted.

The rights that have been and may in the future be granted to our stockholders may allow our Board and management to deter a potential acquisition in which the Board and management are to be replaced.

We have in place a stockholder rights plan, or "poison pill," which enables our board of directors to issue rights to purchase common stock when someone acquires 20% or more of the outstanding shares of our common stock. As a result of the plan, anyone wishing to take over the company would most likely be forced to negotiate a transaction with our Board and management in order not to trigger the pill. The need to negotiate with the Board or management could frustrate a proposed takeover particularly where the Board and management wish to remain entrenched. This would prevent our stockholders from participating in a takeover or tender offer, which might be of substantial value to them.

The large number of our shares that may be sold in the market may depress the market price of our stock and result in substantial dilution to the holders of our shares of common stock.

Sale or issuance of a substantial number of shares of our common stock in the future could cause the market price of our common stock to decline. It may also impair our ability to obtain additional financing. As of December 9, 2004, we had outstanding warrants to purchase 9,198,971 shares of our common stock at exercise prices ranging from $2.20 to $3.25 per share. All such shares have been registered for resale on registration statements filed with the Securities and Exchange Commission and will be freely tradable when issued upon exercise of the warrants. In addition, as of December 9, 2004, there were 5,173,878 shares of common stock issuable upon exercise of options granted by us. We also may issue options under our existing stock option plan to purchase up to an additional 782,407 shares of common stock.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities (including proceeds, if any, received upon the exercise of warrants sold by us) to fund research and clinical development activities, manufacturing development, manufacturing and commercialization of our product candidates, drug discovery, as well as for working capital and general corporate purposes, including for potential acquisitions of other businesses, technologies and compounds, although we have no present commitments or agreements to do so. Our management will have broad discretion in the allocation of the net proceeds of the offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of December 9, 2004, we had 55,860,313 shares of common stock outstanding, and no shares of preferred stock outstanding. In addition, we have, as of December 9, 2004, 9,198,971 shares of common stock reserved for issuance upon the exercise of outstanding warrants, and 5,173,878 shares of common stock reserved for issuance upon the exercise of outstanding stock options.

Common Stock

Dividends

Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

Voting

Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

Rights on Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Miscellaneous

Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights. Holders of our common stock have one common stock purchase right for each outstanding share of common stock owned. The common stock purchase rights are described below.

Stockholder Rights Plan

On October 15, 1998, our board of directors adopted a "poison pill" by declaring a dividend of a right to purchase one share of common stock for each outstanding share of our common stock. Shares of common stock sold by us since that time have, and shares, if any, sold pursuant to this registration statement will also have, rights attached to them. The description and terms of the rights are set forth in a rights agreement that we entered into with American Stock Transfer & Trust Company as rights agent.

Initially, the rights are attached to all certificates representing shares of common stock and no separate right certificates will be distributed. The rights will separate from the common stock upon the "distribution date" which is the earliest to occur of:

•	The date that a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our common stock; or

•	10 days, or such later date as may be determined by our board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group acquiring 20% or more of our outstanding shares of common stock.

The person or group acquiring 20% of our common stock is referred to as an "acquiring person." An acquiring person does not include:

•	the company or any of our subsidiaries;

•	any employee benefit plan of the company or any of our subsidiaries;

•	any entity organized, appointed or established by us for or pursuant to the terms of any employee benefit plan; or

•	any person, who or which, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding common stock as a result of the acquisition of shares directly from us.

The rights are not exercisable until the distribution date and will expire at the close of business on October 25, 2008, unless we redeem them earlier. Each right, when it becomes exercisable, entitles the holder to purchase from us one share of common stock at a price of $8.00 per share, subject to adjustment.

After a person becomes an acquiring person, upon the exercise of a right, the holder will receive the number of shares of common stock having a value equal to two times the exercise price of the right. Accordingly, the aggregate number of shares of common stock issuable upon the exercise of the rights is dependent on the timing of exercise and the market price of the shares of common stock.

At the present time, based on the current market price of the common stock, we do not have a sufficient number of authorized shares of common stock to issue the entire amount of common stock which could become issuable in the event the rights under the rights plan were to become exercisable. The rights agreement generally provides that, in the event that there are not sufficient authorized but unissued (and unreserved) shares of common stock to permit the exercise in full of the rights and the rights become exercisable, the Company shall with respect to each right, make adequate provision to substitute for the shares of common stock issuable, upon payment of the applicable purchase price, (1) cash, (2) a reduction in the purchase price, (3) other equity securities of the Company, (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the value of the common stock which would be issuable.

All rights that are beneficially owned by an acquiring person shall be void.

The rights will not become exercisable in connection with a tender or exchange offer which is for all outstanding shares of common stock at a price and on terms which a majority of members of the board of directors who are not officers and who are not acquiring persons or affiliates, associates, nominees or representatives of an acquiring person determines to be adequate and in the best interests of our company and our stockholders.

In the event that we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or more than 50% of our assets or earning power is sold or transferred, in either case, with or to an acquiring person or any affiliate or associate or any other person in which such acquiring person, affiliate or associate has an interest or any person acting on behalf of or in concert with such acquiring person, affiliate or associate, or, if in such transaction all holders of shares of common stock are not treated alike, then each holder of a right shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under certain other circumstances, we may redeem the rights at a price of $.01 per right. Additionally, following the stock acquisition date, we may redeem the rights at a price of $.01 per right if the redemption is in connection with a merger or other business combination in which all holders of common stock are treated alike but which does not involve an acquiring person or its affiliates or associates.

Until a right is exercised, the right holder will have no rights as a stockholder including, without limitation, the right to vote or to receive dividends.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing on the Nasdaq SmallCap Market™

Our common stock is listed on the Nasdaq SmallCap MarketSM under the symbol "VION."

Preferred Stock

The 5,000,000 authorized shares of preferred stock may by issued in one or more series by the action of our board of directors and without the approval of our holders of common stock. Our board of directors is authorized to determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to determine the variations among series. If we issue preferred stock, it would most likely have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem a series of preferred stock. The holders of preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock.

Outstanding Warrants

We currently have outstanding warrants to purchase an aggregate of 9,198,971 shares of our common stock at the following exercise prices:

•	1,192,349 shares at an exercise price of $2.20 per share, expiring June 23, 2008, issued in June 2003;

•	4,439,313 shares at an exercise price of $2.50 per share, expiring September 19, 2008 issued in September 2003; and

•	3,567,309 shares at an exercise price of $3.25 per share, expiring February 11, 2009, issued in February 2004.

All of the outstanding warrants were issued in connection with our private placements in 2003 and 2004. Certain of the warrants were issued to Rodman & Renshaw, Inc., the placement agent in the private placements. The exercise prices set forth above are subject to anti-dilution adjustments in connection with dividends on shares of our common stock, and subdivisions, combinations and reclassifications of our common stock. The warrants may also be exercised on a "cashless" basis under certain circumstances if there is no effective registration statement registering the resale of the warrant shares by the holder.

If we complete a reorganization, reclassification, merger, consolidation or disposition of assets, then the holders of the warrants shall have the right thereafter to receive upon exercise of the warrants, the number of shares of common stock of the successor or acquiring corporation or of our company if it is the surviving corporation, and other property receivable upon or as a result of the transaction by a holder of the number of shares of common stock for which the warrants are exercisable immediately prior to the transaction.

The warrants are not exercisable by any holder to the extent that such exercise would make the holder the beneficial holder of more than 4.999% of our total outstanding common stock.

With respect to the warrants issued in September 2003, after April 8, 2005, if the volume weighted average price of the common stock is at or above $3.50 per share for 20 consecutive trading days, then the warrants shall become callable by the Company upon written notice within 10 trading days of such period.

With respect to the warrants issued in February 2004, after May 26, 2005, if the volume weighted average price of the common stock is at or above $4.875 per share for 20 consecutive trading days, then the warrants shall become callable by the Company upon written notice within 10 trading days of such period.

We are subject to potential daily monetary penalties for failure to timely deliver stock certificates representing shares of common stock upon the exercise of the warrants. If we fail to deliver a stock certificate within five trading days after the exercise of warrants, and if, due to that failure, a selling stockholder has to buy shares in the market, we must pay the selling stockholder the amount of the difference between the price at which the selling stockholder had to buy shares in the market and the price at which he gave the order to sell shares, and we must either reinstate the warrant or deliver shares of common stock at the election of the selling stockholder.

Anti-Takeover Provisions

In addition to our Stockholder Rights Plan described above, the following items may hinder or deter a potential attempt to take over control of our company.

Section 203 of the Delaware General Corporation Law

Under Section 203 of the Delaware General Corporation Law, certain 'business combinations' between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an 'interested stockholder' are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

•	the business combination was approved by the board of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

•	the business combination was approved by the board and ratified by 66-2/3% of the voting stock which the interested stockholder did not own.

The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the more than 10% of the assets or the stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. The term 'interested stockholder' is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock.

Section 203 could have the effect of delaying, deferring or preventing a change in control of us.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF SECURITIES WE MAY OFFER

Common Stock.    We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights. Shares of Common Stock that may be offered will, when issued and paid for, be fully paid and non-assessable. All shares of common stock issued by us since October 15, 1998 have been issued with rights to purchase common stock described in greater detail in this prospectus under "Description of Capital Stock — Common Stock — Stockholder Rights Plan."

Warrants.    We may issue warrants for the purchase of common stock in one or more series, from time to time. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from the common stock. We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from the reports we file with the SEC. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. The prospectus supplement will describe the following terms, to the extent applicable:

•	the title and series of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the number of shares of common stock purchasable upon exercise of the warrants;

•	the number of shares of common stock with which the warrants are issued and the number of warrants issued with such shares;

•	the date on and after which the warrants and the related common stock will be separately transferable, including any limitations on ownership and transfer of the warrants;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	any provisions for adjustment of the number, type or amount of securities receivable upon exercise of the warrants;

•	any redemption or call provisions;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	the minimum or maximum amount of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax consequences; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exchange and Transfer of Warrants

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, including any rights to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase the number of shares of common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying shares of common stock;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock purchase warrant will be adjusted proportionately if we subdivide or combine our common stock. In addition, unless the prospectus supplement states otherwise, if we, without payment therefor:

•	issue capital stock or other securities convertible into or exchangeable for common stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock;

•	pay any cash to holders of our common stock other than a cash dividend paid out of our current or retained earnings;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock; or

•	issue common stock or additional stock or other securities or property to holders of our common stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock purchase warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser; or

•	through agents.

We will describe in a prospectus supplement the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters' or agents' compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Any such underwriter or agent will be identified and any such compensation received from us will be described, in the applicable prospectus supplement.

Under agreements we may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each such contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to such contracts will be neither less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom such contracts, when authorized, may be made include savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Such contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by such contracts may not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we must have sold to such underwriters the total principal amount of such securities less the principal amount thereof covered by such contracts.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may resell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Warrants we offer have no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as 'estimate,' 'project,' 'believe,' 'anticipate,' 'intend,' 'expect,' and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under 'Risk Factors,' that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                                   10,000,000

                                     SHARES

                    [VION PHARMACEUTICALS, INC LOGO OMITTED]

                                  COMMON STOCK

                              ---------------------

                              Prospectus Supplement

                              ---------------------

                                January 26, 2005

CIBC WORLD MARKETS                                       LEERINK SWANN & COMPANY

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You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.